Exhibit 10.15

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (this “Agreement”) is entered into this 23rd day of August, 2018 (the “Effective Date”) by and among Bioprojet Europe, Ltd., a company organized under the laws of Ireland and having its place of business at 101 Furry Park Road, Killester, Dublin 5, D05KD52 Ireland (“Licensor”), Bioprojet Société Civile de Recherche, an independent (privately owned) research company organized under the laws of France and having its principal place of business at 30, rue des Francs-Bourgeois, 75003 Paris, France (“Bioprojet”), and Harmony Biosciences, LLC, a limited liability company organized under the laws of Delaware and having its principal place of business at 1033 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062 (“Licensee”). Licensor, Bioprojet, and Licensee hereafter are collectively referred to as the “Parties,” and each individually is referred to as a “Party,” where no other distinction is required.

BACKGROUND

WHEREAS, in connection with its business, Licensor is the owner of U.S. Trademark Registration No. 4,680,400 for the mark WAKIX designating “pharmaceutical products for the treatment of narcolepsy or other sleep disorders” in International Class 5, U.S. Trademark Application No. 87377316 for the mark WAKIREM designating “pharmaceutical preparations for the treatment of narcolepsy or other sleep disorders” in International Class 5 and the trade name “Bioprojet”.

WHEREAS, Licensor is an affiliate of Bioprojet, owner of certain registered trademarks and trademark applications in the United States of America designating products developed by Bioprojet.

WHEREAS, Licensee and Bioprojet are parties to a License and Commercialization Agreement dated July 28, 2017 (the “L&C Agreement”), pursuant to which, among other things, Bioprojet granted to Licensee, and Licensee obtained certain exclusive rights and licenses under the Licensed Assets to Commercialize the Product in the Field and the Territory, all as defined and more specifically set forth therein. All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the L&C Agreement.

WHEREAS, pursuant to the terms of the L&C Agreement, Bioprojet granted to Licensee the exclusive right and license to use the trademarks identified on Exhibit A, attached hereto and made a part hereof, Bioprojet’s trade name and any other product-specific trademarks that Bioprojet and Licensee mutually agree upon for use with the Product in the Territory during the Term (each, individually, the “Trademark”, and, collectively, the “Trademarks”) in the United States and its territories, commonwealths and protectorates (including Puerto Rico) (the “Territory”) for the marketing, sale and promotion of the Product.

WHEREAS, the Parties have agreed upon the brand guidelines for the Product as set forth on Exhibit B, attached hereto and made a part hereof.

WHEREAS, the Parties are desirous of entering into this Agreement to more fully set forth the terms on which the rights to use the Trademarks and the Bioprojet trade name, as provided in the L&C Agreement, are granted to Licensee.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and in the L&C Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.    Grant of License; Consideration.

(a)    Licensor hereby grants to Licensee an exclusive license to use (and grant sublicenses to Licensee’s Affiliates and Third Parties to use in accordance with the provisions of the L&C Agreement) the Trademarks and the Bioprojet trade name in the Territory for the sole purpose of marketing, selling, distributing and promoting the Product in accordance with this Agreement and, as applicable, the L&C Agreement. Licensor further agrees to be bound by the terms and conditions of the L&C Agreement to the extent necessary for Licensee to fully receive the rights granted by Bioprojet thereunder with respect to the Trademarks and other matters addressed in this Agreement.

(b)    In consideration for the Trademark License, following the First Commercial Sale of Product and for twenty (20) years thereafter (the “Initial Term”), Partner shall pay to Bioprojet the Trademark Royalty Payments (as defined in the L&C Agreement) pursuant to Section 6.3(b) of the L&C Agreement.

2.    Term.

(a)    This Agreement shall commence on the Effective Date and shall continue for the Initial Term, unless sooner terminated as provided herein.

(b)    This Agreement may be extended, at Licensee’s option on a non-exclusive basis, for two (2) further renewal periods of five (5) years each, commencing upon the expiration of the Initial Term (each, a “Renewal Term”), provided that: (i) Licensee is not in breach of any material obligation under this Agreement as of the date of Licensee’s exercise of such renewal or extension hereof and as of the commencement of each Renewal Term; and (ii) Licensee gives written notice to Licensor by no later than six (6) months prior to the expiration of the then current term of its exercise of Licensee’s option for the following Renewal Term. All terms and conditions of this Agreement shall remain in full force and effect for the Renewal Term(s), unless the Parties mutually agree otherwise in writing signed by or on behalf of all Parties. The Initial Term and the Renewal Term(s), if any, shall constitute the “Term.” The Term shall also be deemed to refer to only the Initial Term if Licensee’s first renewal option is not exercised.

3.    Display.

(a)    Except as set forth in this Section 3, all packaging materials, labels and Marketing Materials for the Product shall display one of the Trademarks, and no other product-specific trademarks or branding. Where possible, Licensee shall utilize the mark “WAKIX” as the source identifier for the Product, or any other registered trademark designated as such by Licensor. If “WAKIX” cannot be used for legal, regulatory or other material reasons outside the Parties’ reasonable control, in the Territory, Licensee shall utilize the alternative registered trademark, chosen by Licensor as the Trademark. If neither “WAKIX” or the alternative trademark can be used for legal, regulatory or other material reasons outside the Parties’ reasonable control, in the Territory, the Parties will agree as to another Trademark to be filed and maintained by Licensor for use in the Territory and such other trademark shall be deemed to be included in the definition of “Trademarks” herein.

(b)    The Product shall be sold in the Territory under the trade name of Licensee; provided, however that to the extent permissible under applicable law within the Territory, such packaging materials, labels and Marketing Materials shall also display the trade name of Licensor in reasonable size and prominence, as reasonably approved by Licensor. The trademarks of Licensee, trade dress, style of packaging and the like with respect to the Product in the Territory may be determined by Licensee in a manner that is consistent with Licensee’s standard trade dress and style, but shall be subject to the approval by the JSC (as defined in the L&C Agreement).

4.    Approval of Packaging and Promotional Materials. Licensee shall submit representative Marketing Materials, packaging and Product displaying the Trademarks and/or Licensor’s trade name to Licensor for Licensor’s review and approval prior to the first use of such Marketing Materials, packaging or Product and prior to any subsequent change or addition to such Marketing Materials, packaging or Product; provided that if Licensor has not responded within thirty (30) calendar days after the submission of such Marketing Materials, packaging or Product, Licensor’s approval will be deemed to have been received.

5.    Enforcement.

(a)    If either Party becomes aware of any actual or threatened infringement of any Trademark in the Territory, such Party shall promptly notify the other Party in writing.

(b)    Licensee shall have the first right, at its own expense, to initiate infringement proceedings or take other appropriate actions against an infringement of any Trademark in the Territory and/or to defend any actions or proceedings involving the Trademarks in the Territory, as the case may be.

(c)    If Licensee does not initiate proceedings or take other appropriate action within ninety (90) calendar days after receipt of a request by Licensor to do so, then Licensor shall be entitled, at its own expense, to initiate infringement proceedings or take other appropriate action against an infringement of a Trademark in the Territory, or to defend any actions or proceedings involving or affecting a Trademark in the Territory, as the case may be.

(d)    The Party conducting such action shall have full control over the conduct of such action, including settlement thereof; provided, however, that the Party conducting such action may not settle any such action, or make any admissions or assert any position in such action, in a manner that would materially adversely affect the Trademarks in the Territory nor the rights or interests of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(e)    In any event, the Parties shall keep one another informed of the status of their respective activities regarding any litigation in the Territory involving a Trademark or settlement thereof and shall assist one another and cooperate in any such litigation at the other’s reasonable request (including joining as a party plaintiff to the extent necessary and requested by the other Party) and the other’s expense.

(f)    Licensee and Licensor shall recover their respective actual out-of-pocket expenses, or proportionate percentages thereof, associated with any litigation against infringers undertaken pursuant to this Section 5 or settlement thereof from any resulting recovery made by either Party. Any excess amount of such a recovery shall be allocated between Licensee and Licensor as set forth in the following table to the extent such recovery represents damages pertaining to the infringement of a Trademark in the Territory:

Aggregate Recovery Amount in Excess of Out-of-Pocket Expenses	Percentage Payable to Licensor	Percentage Payable to Licensee
Portion of such recovery less than or equal to US$200,000,000	13%	87%
Portion of such recovery greater than US$200,000,000 and less than or equal to US$400,000,000	15%	85%
Portion of such recovery greater than US$400,000,000 and less than US$600,000,000	21%	79%
Portion of such recovery greater than US$600,000,000	24%	76%

6.    Representations and undertakings.

6.1.    Representations of Licensor. Licensor represents and warrants that: (a) it owns outright all marketable and other title to the Trademarks, free and clear of all liens, security interests, encumbrances, and/or any other transfer of rights; (b) it is not currently a party to any agreement which grants any other party the right to use the Trademarks in the Territory; (c) to Licensor’s knowledge, the use of the Trademarks does not infringe upon any trademark owned by any Third Party (as defined in the L&C Agreement) in the Territory; and (d) Licensor has full power and authority to enter into this Agreement, to perform its obligations hereunder and to grant the rights it grants herein.

6.2.    Representations and undertakings of Licensee.

(a)    Licensee represents and warrants that, as of the Effective Date, it has not filed or registered, directly or indirectly, through any of its Affiliates or Third Party, in any country whatsoever, any designation, including as a trademark, in any International Classes, a company name, trade name, shop sign, domain name, incorporating the designations “WAKIX”, “WAKIREM” or “BIOPROJET”, that would be identical to the Trademarks or the Bioprojet trade name or likely to create a risk of confusion with the same in the mind of the consumers.

(b)    Licensee acknowledges that (i) nothing in this Agreement shall be construed as granting Licensee any right whatsoever (including any right of ownership) in any of the Trademarks or the Bioprojet trade name, in existence now or thereafter within and outside the Territory, and (ii) the Licensor is sole owner of all proprietary rights and interest in and to the Trademarks and the Bioprojet trade name.

(c)    Licensee undertakes never to challenge, oppose or seek cancellation of the Trademarks and/or the Bioprojet trade name, or any other trademark or trade name of the Licensor and/or Bioprojet or application filed by the Licensor and/or Bioprojet incorporating the designations “WAKIX”, “WAKIREM” and/or “BIOPROJET”.

(d)    Licensee undertakes, during the Term of this Agreement never to file or register directly or indirectly, through any of its Affiliates or Third Party, in any country whatsoever, any designation, including as a trademark, in any International Classes, a company name, trade name, shop sign, domain name, incorporating the terms “WAKIX”, “WAKIREM” and/or “BIOPROJET”, that would be identical to the Trademarks or the Bioprojet trade name or likely to create a risk of confusion with the same in the mind of the consumers.

7.    Termination and Effect Thereof.

(a)    This Agreement shall terminate automatically upon termination of the L&C Agreement.

(b)    On the termination or expiration of this Agreement, all the rights of Licensee hereunder to use the Trademarks and the Bioprojet trade name shall terminate and automatically revert to Licensor and Licensee shall cease to use the same except as expressly permitted pursuant to Section 14.2 of the L&C Agreement. Licensee shall take all such steps as Licensor may reasonably request to give effect to the termination of the license to the Trademarks and the Bioprojet trade name in the Territory and to record any documents that may be required to evidence the termination of such license and transfer to Licensor of all rights, registrations, recordations and the like for such Trademarks and/or trade name.

8.    Property of Licensor; Maintenance of Trademarks; Recordation of Licenses. To the extent any rights in and to the Trademarks and the Bioprojet trade name belonging to Licensor are deemed to accrue to Licensee, as a matter of law or otherwise, Licensee hereby assigns any and all such rights, at such time as they may be deemed to accrue, including all related goodwill, to Licensor. Licensor (or its designee) shall be responsible for filing, registering, renewing and maintaining at Licensor’s sole cost and expense and in its own name (to the extent permitted by applicable law), appropriate registrations for the Trademarks and/or Bioprojet trade name in the Territory. Any necessary recordation of the Agreement with governmental agencies in the Territory shall be performed by Licensee at its sole cost and expense. If the Licensor intends to allow any of the Trademarks to lapse, the Licensor shall notify the Licensee and provide them with at least thirty (30) days’ notice and offer to assign such Trademarks to the Licensee for consideration to be agreed on an arm’s length basis between the Parties.

9.    Indemnification. Subject to the other indemnification mechanisms set forth in the L&C Agreement, which shall prevail in case of conflict with this Section, Licensor hereby indemnifies Licensee and its subsidiaries and affiliates, and the officers, directors, shareholders, principals, employees, agents and representatives of each of the foregoing, and their respective successors and permitted assigns individually and in the aggregate, against and hold each and all of them harmless from any and all claims, losses, liability, damages, costs and expenses (including reasonable attorneys’ and accountants’ fees and expenses) to the extent arising from Licensee’s use of the Trademarks. The provisions of this Section and the obligations of Licensee set forth herein shall survive termination of this Agreement.

10.    Applicable Law, Jurisdiction. This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement and resolution of all disputes and any remedies relating thereto, shall be governed by and construed and enforced in accordance with the laws of England and Wales, without reference to its conflict of law principles. Any dispute, controversy, difference or issue which may arise between the Parties, unless settled by mutual consultation in good faith, shall be submitted to arbitration for final resolution in the conditions set forth in the L&C Agreement. The Parties agree and acknowledge that all prior discussions concerning the subject matter of this Agreement are merged into and superseded hereby, and there are no oral or other undertakings.

11.    Severability. In the event that any term or provision of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

12.    Entire Agreement. This Agreement, together with the L&C Agreement, represents the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof. This Agreement cannot be modified except by a written instrument signed by the Parties hereto. Any discrepancy between this Agreement and the L&C Agreement shall he governed by the L&C Agreement.

13.    Further Assurances. The Parties shall prepare and execute such further documentation and perform such further actions, including the recordation of such documentation with appropriate authorities, as may be reasonably requested by either of the Parties hereto, to evidence or give effect to this Agreement or to enforce the Trademarks.

14.    Binding Agreement. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective successors, permitted sub-licensees, assigns and transferees, and agents.

15.    Assignability. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto. Either Party shall have the right to assign this Agreement to an Affiliate (as defined in the L&C Agreement), with the prior written consent of the other Party hereto (which shall not be unreasonably withheld, conditioned or delayed); provided that the assigning Party guarantees the performance of this Agreement by such Affiliate and such Affiliate agrees in a writing delivered to the non-assigning Party to assume all of the rights and obligations of the assigning Party under this Agreement; and further provided that if the non-assigning Party reasonably believes such assignment could result in material adverse tax consequences to the non-assigning Party, the non-assigning Party shall have no obligation to consent to the proposed assignment. Subject to the foregoing, this Agreement shall inure to the benefit of each Party hereto, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 16 shall be null and void.

16.    Confidentiality. Section 10 of the L&C Agreement shall apply mutatis mutandis to this Agreement.

17.    Section Headings. Section headings are included solely for convenience, are not considered to be a part of this Agreement and are not intended to be full and accurate descriptions of the contents of such provisions.

18.    Notices. All notices, requests, consents, demands, approvals and other communications, including the service of process, hereunder shall be deemed to have been duly given, made or served if in writing and delivered personally or sent by overnight carrier that requires the addressee to acknowledge receipt thereof to the respective Parties to this Agreement as set forth in the L&C Agreement. Informal communications between the Parties may be properly transmitted by e-mail.

19.    Variation. No variation of this Agreement shall be valid or effective unless it is in writing, refers to this Agreement and is duly signed or executed by, or on behalf of, each Party.

20.    No Partnership or Agency. Nothing in this Agreement constitutes, or shall be deemed to constitute, a partnership between the Parties nor make any Party the agent of another Party.

21.    Survival. Provisions which by their terms or intent are to survive termination of this Agreement shall do so.

22.    Waiver. No failure, delay or omission by either Party in exercising any right, power or remedy provided by law or under this Agreement shall operate as a waiver of that right, power or remedy, nor shall it preclude or restrict any future exercise of that or any other right or remedy. No single or partial exercise of any right, power or remedy provided by law or under this Agreement shall prevent any future exercise of it or the exercise of any other right, power or remedy.

23.    Third Party Rights. No one other than a Party to this Agreement, their successors and permitted assignees, shall have any right to enforce any of its provisions.

24.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original, and such counterparts shall constitute a single document. The Parties may also exchange signatures (in counterparts) by facsimile or e-mail transmission, which signatures shall be deemed to be original, valid and binding.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BIOPROJET EUROPE, LTD.

By:	/s/ Jean-Guillaume Lecomte
Name:	Jean-Guillaume Lecomte
Title:	Director

BIOPROJET SOCIETE CIVILE DE RECHERCHE

By:	/s/ Jean-Marie Lecomte
Name:	Jean-Marie Lecomte
Title:	CEO

HARMONY BIOSCIENCES, LLC

By:	/s/ John Jacobs
Name:	John C. Jacobs
Title:	Chief Executive Officer

Exhibit A

Trademarks

COUNTRIES / TRADEMARKS

26 juin 2017

Country     United States of America

Trademark	Registered Owner	Classes	No / Date Application	No / Date Registration	Status	Next Renewal Date
WAKREM	BIOPROJET EUROPE LTD	5	87377316 20 mars 2017		Pending
WAKIX	BIOPROJET EUROPE LTD	5	1211316 25 juin 2014	4600400 03 Novr. 2015	Registered	25-juin-2024

Exhibit B

Brand Guidelines

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